SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):	September 20, 2006

Commission file number: 0-13888

CHEMUNG FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-123703-8 (I.R.S. Employer Identification No.)

One Chemung Canal Plaza, Elmira, NY 14901
 (Address of principal executive offices) (Zip Code)

(607) 737-3711
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(B) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Chemung Canal Trust Company (the "Company"), a wholly owned subsidiary of Chemung Financial Corporation, and Ronald M. Bentley, President and Chief Operating Officer of the Company, entered into a Change of Control Agreement and an Executive Severance Agreement dated September 20, 2006. The Agreement provides that if the Company terminates Mr. Bentley's employment, other than for Cause, or if Mr. Bentley terminates his employment with the Company, other than for Good Reason within two years of a Change of Control, then the Company will (a) pay Mr. Bentley a cash amount equal to 2.99 times the highest annualized compensation paid to him by the Company for the last two years, (b) in addition to benefits to which Mr. Bentley is entitled under the retirement plans of the Company in effect on the date of termination, the Company will pay a cash amount equal to the value of the current year plus two additional full years of contribution to the Chemung Canal Trust Company retirement plans determined as if Mr. Bentley were still employed, (c) if at the time of termination Mr. Bentley is not 100% vested, he will be given a lump sum equal to the actuarial difference between his vested account balances or accrued benefit as if he were 100% vested.

The Company also entered into a Severance Agreement with Mr. Bentley, which provides that if Mr. Bentley is terminated without Cause or if he resigns his employment for Good Reason, the Company will continue to pay him the base salary at the rate in effect immediately prior to the termination.

The foregoing summary of the terms is qualified in its entirety by reference to the Change of Control Agreement and the Severance Agreement, copies of which the Company intends to file with its quarterly report on 10-Q for the period ending September 30, 2006.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

September 25, 2006	By: Jan P. Updegraff

Jan P. Updegraff
Vice Chairman & Chief Executive Officer